                                                                   EXHIBIT 10.11

                            DISTRIBUTION AGREEMENT

                            SONIC INNOVATIONS, INC.

                                      and

                          HOYA HEALTHCARE CORPORATION



                    ________________________________________

                             DISTRIBUTION AGREEMENT

                    ________________________________________




[ * ]= CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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                             DISTRIBUTION AGREEMENT

          This Distribution Agreement is made and entered into as of December 30, 1999, by and between Sonic Innovations, Inc. ("SUPPLIER"), a Delaware corporation with offices located at 2795 East Cottonwood Parkway, Salt Lake City, Utah 84121, U.S.A. and Hoya Healthcare Corporation ("DISTRIBUTOR"), a Japanese Corporation, with offices located at Shinjuku i - Land Tower, 8F. 5-1, Nishi-Shinjuku 6-chome, Shinjuku-ku, Toyko 163-1308, Japan.

          SUPPLIER and DISTRIBUTOR are hereinafter referred to collectively as the "Parties" and individually as a "Party".

          In consideration of the mutual promises herein contained, SUPPLIER and DISTRIBUTOR agree as follow:

          1.    Certain Definitions

                1.1 In this Agreement, the following terms shall have the following meanings:

                       (a) "Products" shall mean any and all Supplier products specified in Exhibit 1 attached hereto, and all other products which Supplier may offer for sale to third parties at any time in the future during the term of this Agreement, including any renewals, including all spare parts for such Products. Supplier represents and warrants that all Products listed presently on
Exhibit 1 represent all the products presently offered by it for sale to third parties. Any Product listed in Exhibit 1 may be deleted from the list by Supplier by giving Distributor one (1) month prior written notice, provided and on the condition that Supplier withdraws such Product from sale to all other third parties at the same time.

                       (b) "Territory" shall mean the geographic territory described in Exhibit 1.

                       (c) "Effective Date" shall mean the later of January 1, 2000 or the date on which this Agreement and the Quality Management Agreement attached hereto as Exhibit 2 have both been signed by the Parties.

                       (d) "Termination Date" shall mean the date on which this Agreement is cancelled or terminated, as provided in Section 14 below.

                       (e) "Distributor's Affiliates" shall mean a company directly or indirectly controlled by Distributor.

          2.    Appointment as Distributor; Exclusivity

                2.1 Supplier hereby appoints Distributor and Distributor hereby agrees to act as the exclusive distributor of the Products in the Territory. subject to the terms and conditions of this Agreement.

                2.2 Supplier will refer all orders and inquiries concerning the Products from customers situated within the Territory to Distributor.

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                2.3    Supplier expects to have two lines of Products, one which
shall consist of complete hearing aid instruments except for the molded earpiece, which shall be sold as Supplier's branded Products ("Branded Products"), and one which shall consist of electronic components for earpieces but which are sold without the microphone, receiver, fitting software, connecting cables and mountings, on an OEM basis, to manufacturers which intend to incorporate them in their own branded hearing aid instruments ("Electronic Components"). Supplier agrees (i) All new generation Electronic Components which it offers to sell as such will not contain all the features which are included in Branded Products, and will be inferior to the Branded Products in terms of overall functionality, (ii) Supplier will not knowingly offer, license or sell any Branded Products to any third parties other than Distributor for resale in the Territory; and (iii) Supplier will not sell new generation Electronic Components to customers that sell in the Territory until six months after such new generation Electronic Components are first made available to Distributor.

                2.4 Distributor shall not sell Products outside the Territory without prior written consent from the Supplier.

                2.5 The relationship of Supplier and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Supplier for any purpose whatsoever. All obligations including financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall have no effect on Supplier's obligations under this Agreement.

          3.    Prices

                3.1 The current prices at which Supplier shall sell the Products to Distributor are set forth in Exhibit 1. Supplier represents and warrants to Distributor that (i) the current prices are no higher than the prices at which the same Products are sold by Supplier to any other third party; and (ii) at all times during the term of this Agreement, Supplier's prices to Distributor for each of the Products shall be at least as favorable as the price at which Supplier then sells such Product to any third party operating in commercial circumstances which are comparable to those in which Distributor operates (which would not be the case, by way of example, in countries such as Brazil, where more aggressive pricing is critical to market acceptance). All prices shall be in US dollars and call for payment F.O.B. Supplier's U.S. domestic facilities.

                3.2 Supplier reserves the right at its sole discretion to change prices for the Products upon its giving reasonable prior notice to Distributor, which notice in any event will not be less than thirty (30) days nor more frequently than once each six (6) months.

                3.3 Any changes in prices shall not affect orders placed by Distributor and accepted by Supplier prior to Distributor's receipt of Supplier's notice of changes in prices.

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                3.4    Distributor's selling prices shall be set by Distributor
in its sole discretion. Distributor agrees to provide Supplier with information concerning its selling prices.

          4.    Payment Terms

                4.1 All payments shall be made in US dollars within forty-five (45) days after invoice date. Supplier shall date its invoices no earlier than the actual date of shipment. Payments not made when due shall be subject to an interest charge of one and a half percent (1 1/2 %) per month on the overdue amount.

          5.    Risk and Title

                5.1 All Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in Supplier's standard shipping cartons, marked for shipment to Distributor's address set forth above, and delivered to Distributor or its carrier agent F.O.B. Supplier's domestic facility, at which time title to such Products and risk of loss shall pass to Distributor. Unless otherwise instructed in writing by Distributor, Supplier shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products.

          6.    Minimum Purchase Quantities; Sales Promotion

                6.1 For each calendar year during the initial eight years of this Agreement, Distributor expects to (but shall not be contractually bound to) purchase at least the number of Products as set forth in Exhibit 1. For this purpose, a "purchase" shall mean a committed purchase order is placed with Supplier during the calendar year, with no requested delay in shipment. If Distributor does not fulfill this minimum purchase obligation, Supplier shall be entitled to immediately terminate this Agreement.

                6.2 Distributor shall use its best efforts to develop increasing customer demand for the Products. Distributor shall maintain adequate working capital, sufficient stock of Products, facilities and personnel to accomplish this purpose.

                6.3 Distributor shall obtain all necessary import licenses and permits, pay any import duties applicable to the Products and comply with all obligations imposed in connection with import, shell making, assembly and sale of the Products in the Territory by any governmental authority. Distributor understands that Supplier is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Distributor warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for Products shipped to Distributor.

                6.4 Distributor shall not make any false or misleading representations to customers or others regarding Supplier or the Products. Distributor shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Supplier's documentation accompanying

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the Products or Supplier's literature describing the Products, including the limited warranty and disclaimers.

                6.5 Distributor shall at its own expense (a) place the Products in Distributor's catalogues as soon as possible and feature the Products in any applicable trade show that it attends; (b) contact existing and potential customers within the Territory on a regular basis, consistent with good business practice; (c) assist Supplier in assessing customer requirements for the Products, including quality, design, functional capability and other features; and (d) submit market research information, as reasonably requested by Supplier, regarding competition and changes in the market within the Territory.

                6.6 Supplier shall, at its expense, provide Distributor with reasonable quantities of all sales literature, brochures and other publications relating to the Products or any of them, which documents Supplier generally makes available to its dealers and distributors. All such documentation shall be in the English language.

                6.7 The Products will be offered for sale and are sold by Supplier subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with its customers, as Supplier may request, to inform them of and assure compliance with this condition.

          7.    Noncompetition

                7.1 During the term of this Agreement, Distributor and Distributor's Affiliates shall not manufacture, sell, distribute or promote in the Territory instruments, goods or products which compete directly or indirectly with the Products without prior written consent from Supplier.

                7.2 As of the Effective Date, Supplier consents to Distributor's manufacture, sale, distribution and promotion of those products listed in Exhibit 1 to this Agreement.

          8.    Ordering Procedure; Obligation to Supply

                8.1    Distributor's purchase orders for Products shall specify
(a) quantities of Products ordered; (b) preferred delivery date for Products ordered; (c) delivery address for Products ordered; and (d) other information as agreed upon from time to time between the Parties.

                8.2 Supplier shall accept all conforming purchase orders, unless it is unable to ship to any dealers or distributors, or OEM customers, the Products ordered by Distributor.

                8.3 Supplier shall ship the ordered Products to the address specified in the purchase order within the delivery date specified in the purchase order. Unless otherwise agreed, or unless Supplier is unable to ship within such timeframe due to the unavailability of outsourced components or supplies, Supplier shall always be allowed a delivery time of not less than eight (8) nor more than twelve (12) weeks from the date of the purchase order.

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                8.4    Supplier shall confirm each purchase order within one (1)
week of receipt of the order. No purchase order shall be binding upon Supplier until accepted by Supplier in writing, and Supplier shall have no liability to Distributor with respect to purchase orders that are not accepted in conformance with the terms of this Agreement.

                8.5 Distributor's purchase orders submitted to Supplier from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any purchase order shall in any way modify the terms of this Agreement.

          9.    Trademarks; Trade Names; Trade Secrets

                9.1 Distributor agrees that Supplier owns all rights, title and interest in the Products and in all of Supplier's patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of any of these rights is authorized only for the purposes herein set forth, and upon termination of this Agreement such authorization shall immediately cease.

                9.2 The Products shall be manufactured by Supplier and Supplier's subcontractors under Supplier's trademarks, trade names and/or symbols ("Supplier's Trademarks").

                9.3 Distributor may utilize, in the promotion, marketing and sale by it of the Products, its own trademarks, trade names and symbols, but shall not alter or remove any of Supplier's Trademarks applied to the Products.

                9.4 Distributor shall neither register, nor have registered, any of Supplier's Trademarks, or any trade names or symbols identical or similar to Supplier's Trademarks.

                9.5 Distributor shall not, even after the expiration of this Agreement, use or communicate to third parties any know-how or trade secrets related to the Products or Supplier.

          10.   Warranty

                10.1 Supplier warrants that to the best of Supplier's knowledge the Products do not violate any third party intellectual property rights.

                10.2 Supplier warrants that the Products are in conformity with Supplier's published specifications and free of defects in workmanship and materials for a period of ninety (90) days from Distributor's ACTS test, not to exceed 180 days from date of invoice (the "Warranty Period").

                10.3 Distributor shall promptly notify Supplier of any Product defects. If Distributor fails to notify Supplier of such defects within thirty
(30) days of inspection, the Products shall be deemed acceptable, except for defects that are not reasonably discoverable on inspection. Supplier shall be entitled at its discretion to refuse to accept any warranty claims relating to Product defects which should have been reasonably discoverable on inspection.

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                10.4   Supplier agrees that if any of the Products sold to
Distributor are defective in workmanship or materials, and such defect (save where it is reasonably discoverable on inspection in which case the time limit in Section 10.3. shall apply) is reported to Supplier within the Warranty Period, the Supplier shall, at its discretion, either repair or replace such defective Products, in either case at its expense, including the costs of shipment to and from Supplier.

          11.   Liability

                11.1 Supplier's liability arising out of this Agreement shall be limited to the amount paid by Distributor for the Products. In no event shall Supplier be liable for costs of procurement of substitute goods. In no event shall either Party be liable to the other Party or any other entity for damage to property, loss of production or any special, consequential, incidental, or indirect damages, however caused or under any theory of liability.

                11.2 Except for any strict liability imposed by law upon the manufacturer, Supplier shall only be liable for personal injury caused by the Products if such injury results from the gross negligence on the part of Supplier.

                11.3 Distributor shall use limiting liability clauses corresponding to Section 11.1 and Section 11.2 above with its customers, and agrees to indemnify Supplier against any liability if such limiting liability clauses are not used with its customers.

                11.4 Supplier shall use its best effort to supply Products. In no event shall Supplier be liable for delay or nonperformance of its obligations under the Agreement due to shortage or unavailability of Products caused other than by its own negligence or breach.

                11.5 If a third party makes a Product related claim against one of the Parties, the affected Party shall immediately inform the other Party.

                11.6 Each Party shall defend, indemnify, and hold the other Party or others for whom the other Party is responsible harmless from any and all claims, damages or lawsuits (including the other Party's attorneys' fees) arising out of any acts of the indemnifying Party, its employees or its agents.

          12.   Patent; Copyright; and Trademark Indemnity

                12.1 Distributor agrees that Supplier has at its sole discretion the right to defend, or at its option to settle, any claim, suit or proceeding brought against Distributor or its customer regarding infringement of any patent, copyright or Supplier's Trademarks related to the Products. Supplier shall have sole control over any defense or settlement activities, and Supplier agrees to pay any final judgement entered against Distributor or its customer regarding such infringement issues. Distributor shall cooperate fully with Supplier regarding such infringement issues.

          13.   Assignment

                13.1 This Agreement and all rights and obligations hereunder shall not be assigned without the prior written consent of the other Party.

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                13.2   The sale or other transfer of stock constituting a
majority of the issued and outstanding capital stock of Distributor, or the sale or transfer of voting control over such stock, by the shareholders of Distributor to any unrelated third party which is itself a manufacturer or distributor of hearing aid devices shall be deemed, for the purposes of this Agreement, to constitute an assignment of this Agreement, and shall only be permissible with the prior written consent of Supplier, which it shall not unreasonably delay or refuse.

          14.   Term and Termination

                14.1 The initial term of this Agreement shall be for the period from the Effective Date through December 31, 2007. Automatic renewal of the Agreement for additional two (2) year terms will occur unless notice is given by either Party at least one hundred eighty (180) days prior to the next renewal date. This Agreement may be terminated earlier under the circumstances set out in Section 6.1, Section 14.2 or Section 14.3.

                14.2 Supplier may in its sole discretion terminate this Agreement by notice in writing to Distributor if there is any material breach of Distributor's obligations as set forth in the Quality Management Agreement.

                14.3 Either Party may terminate this Agreement by notice in writing to the other Party if any of the following events occur: (i) if a Party fails to make any payments due under this Agreement or breaches its obligations under this Agreement and does not remedy the same within thirty (30) days of written notice of such failure or breach; or (ii) if a Party goes bankrupt or enters into receivership.

                14.4 The termination of this Agreement for any reason shall be without prejudice to the rights and obligations of the Parties up to and including the date of such termination.

                14.5 Neither Party shall make claims for any compensation whatsoever as a result of termination of this Agreement in accordance with its terms.

                14.6 All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind shall remain the property of Supplier. Within thirty
(30) days after the termination of this Agreement, Distributor shall prepare all such items in its possession for return to Supplier, as Supplier may direct, at Supplier's expense.

                14.7 The provisions of the following sections shall survive the termination of this Agreement for any reason: 2.5, 4, 6.4, 9.1, 9.3, 9.4, 9.5, 10, 11, 12, 18 and 19. All other rights and obligations of the parties shall cease upon termination of this Agreement.

          15.   Entire Agreement

                15.1 This Agreement constitutes the entire Agreement between the Parties and supersedes any prior agreement between the Parties. No party has relied upon any representation save for any representation expressly set out in this Agreement. To the extent the content of this

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Agreement is in contradiction with any document to which it refers, the language of this Agreement shall prevail.

          16.   Waiver; Amendment

                16.1 No term, provision or condition of this Agreement shall be waived unless such waiver is evidenced in writing and signed by the waiving Party.

                16.2 An omission or delay by any Party to the Agreement in exercising any right, power or privilege shall not operate as a waiver of this right, power or privilege. Any single or partial exercise of any such right, power or privilege shall not preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies provided in the Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

                16.3 No variation to this Agreement shall be effective unless made in writing and signed by both Parties.

          17.   Notices

                17.1 Notices, etc. Any notice, demand, offer, request or other communication required or permitted to be given by either Supplier or Distributor pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when delivered personally,
(ii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iii) one (1) business day after being deposited with an overnight courier service or (iv) four (4) days after being deposited in the mail, First Class with postage prepaid, and addressed to the other party at the address provided to the Company or such other address as a party may request by notifying the other in writing.

          Supplier's Fax. No.:    001-801-365-3002

          Distributor's Fax. No.:  011-81-3-3345-6472

          18.   Governing Law

                18.1 This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Utah, U.S.A. without reference to rules or choice of laws.

          19.   Arbitration

                19.1 If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the Parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial

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Arbitration Rules of the American Arbitration Association ("AAA") by one (1)
arbitrator in Seattle, Washington, USA. Such arbitrator shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty (30) days of the completion of the arbitration. Such arbitration shall be concluded within six (6) months following the filing of the initial request for arbitration. The Parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and nonappealable and may be enforced in any court of competent jurisdiction.

          IN WITNESS whereof this Agreement has been duly executed on behalf of the Parties hereto as of December 30, 1999, to be effective as of the Effective
Date:

SONIC INNOVATIONS, INC.                         HOYA HEALTHCARE CORPORATION

/s/ Jorgen Heide                                /s/ Matsuo Horie
--------------------------------------          --------------------------------
(Signature)                                     (Signature)
Name:                                           Name Matsuo Horie
Jorgen Heide                                        ----------------------------
Vice President,                                 Title Director and Sales
International and Licensing Division                  Division Director
                                                     ---------------------------



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                                   Exhibit 1

     To Distribution Agreement between Sonic Innovations, Inc. and Hoya Healthcare Corporation, dated December 30, 1999.

            Present Products (including spare parts and components) and Prices

     Natura ITE Faceplate Kit                              [ * ]
     Natura ITC Faceplate Kit                              [ * ]
     Natura CIC Faceplate Kit                              [ * ]
     Natura Express                                        [ * ]
     Natura BTE                                            [ * ]
     Conforma                                              [ * ]
     ExpressFit Folio (Palm Pilot)                         [ * ]
     ExpressFit for NOAH                                   [ * ]

            Territory
     Japan


            Minimum Purchase Requirements by Calendar Year

            Year 2000       [ * ]       Complete hearing aids or faceplate kits
            Year 2001       [ * ]       Complete hearing aids or faceplate kits
            Year 2002       [ * ]       Complete hearing aids or faceplate kits
            Year 2003       [ * ]       Complete hearing aids or faceplate kits
            Year 2004       [ * ]       Complete hearing aids or faceplate kits
            Year 2005       [ * ]       Complete hearing aids or faceplate kits
            Year 2006       [ * ]       Complete hearing aids or faceplate kits
            Year 2007       [ * ]       Complete hearing aids or faceplate kits

            Other Products Distributed by Distributor

     Distributor distributes the following hearing instruments and/or hearing instrument like products to which Supplier consents:

     Hearing aid products manufactured by GN Resound.

     Hearing aid products manufactured by Miracle Ear (Dahlberg), not to exceed the sale of up to 150 units during the year 2000, and post sales service and repair thereafter.




[ * ]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



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Exhibit 2 to the Distribution Agreement dated December 30, 1999 between Sonic
Innovations, Inc. ("Supplier") and Hoya Healthcare Corporation ("Distributor").

                          QUALITY MANAGEMENT AGREEMENT
                          ----------------------------

Supplier and Distributor agree as follows:
1.   QUALITY SYSTEM; AUDIT

1.1 Distributor has a quality system which Supplier has reviewed Distributor shall maintain such quality system to the satisfaction of Supplier throughout the term of this Agreement. Supplier shall be entitled to conduct audits of Distributor's quality system at its cost at appropriate intervals as determined by Supplier.

2.   MANUFACTURING MANUAL; FINAL TEST

2.1 Supplier shall provide Distributor a manufacturing manual (the "Manual"), which Supplier shall maintain and update. The Manual shall provide procedures for the manufacture of custom hearing devices and will also provide details of the type of materials to be used in the manufacture of the shell of custom hearing devices.

2.2 Distributor agrees at all times to manufacture custom hearing devices in accordance with the procedures and standards set out in the Manual. Specifically, the shell shall be manufactured in accordance with the procedures and standards set out in Manual, or according to other generally accepted industry standards. Distributor shall have access to Supplier's essential requirements, risk analysis and technical file for custom hearing devices as defined in the Manual if such is required by a competent authority.

2.3 Distributor shall perform a final test of all custom hearing devices prior to their being released for sale. Such final test shall be carried out in accordance with the procedures and standards set out in the Manual and in conjunction with the latest revision of final test software that shall be furnished to Distributor by Supplier. Supplier shall be responsible for maintaining and updating final test software.

3.   COMPLAINT HANDLING

3.1 Distributor shall have a process for maintaining effective post-marketing surveillance of Products and agrees to maintain and update such process to handle complaints and to take such corrective or preventative actions as may be necessary to the satisfaction of Supplier. Distributor agrees to establish a system for recording product or service complaints as a basis for analysis, response and corrective action. Complaints shall be recorded, reviewed, evaluated, investigated, responded to and resolved by Distributor.


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

3.2 A "complaint" is any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a sold Product. Any complaints involving the possible failure of a Product, including device defects, improper labeling or packaging, failure to meet specifications or any failure of a Product to meet customer or user expectations for quality, or a Product related injury are subject to U.S. Food and Drug Administration ("FDA") Regulations. Sources of complaints may include telephone calls, facsimile transmissions, written correspondence, credit memos, returned goods forms, service or repair requests, internal analyses or industry journal articles. Complaints may be submitted by health care professionals, audiologists, consumers, hearing aid facilities, distributors, sales representatives or service personnel.

3.3 A Product defect which is expected to occur with a given degree of frequency because of the nature of the Product may not be considered a complaint. However, even these types of complaints may be reportable if they meet the FDA's Medical Device Report (MDR) reporting criteria. The same would be true of complaints resulting from user error if the event which led to the complaint meets the MDR reporting criteria. Service and repair requests resulting from misapplication, normal wear or handling damage generally are not considered as complaints, although instances of misapplication may indicate the need for additional instructions for use. Furthermore, when requests for maintenance, adjustment, or repair reflect a trend, or when a request involves Product failure from an "unanticipated" cause, such requests must be evaluated to determine if they are complaints under the MDR reporting criteria.

3.4 Complaint records shall include the following: sequential number of the complaint; date complaint was received; origin of the complaint (name, address, phone number of the complaintant) end-user information; product information/device identification; nature and details of the complain; assignment of responsibility for resolution of the complaint; dates and results of any investigation; resolution of the complaint; any corrective/preventive action(s) or other action(s) taken; any reply to the complainant or others and indication that complaint is closed.

Complaints and records of investigation shall be maintained in a complaint file and retained by Distributor for no less than five (5) years. Records shall be accessible for audits by Supplier and duly authorized agents of the FDA and any competent authority.

4.   POST-MARKETING SURVEILLANCE; MEDICAL DEVICE REPORT; RECALL

4.1 It is the responsibility of Distributor to (i) maintain a program for marketing surveillance of the Products in the field; (ii) evaluate reports of device failure or malfunction that have caused or may cause patient injury; (iii) forward complaint reports to Supplier; (iv) trace defective or potentially defective Products to the end user; (v) maintain a process for issuing advisory notice; and (vi) implement effective corrective and prevention action(s) or recall of Product, if necessary.

4.2  Definitions of terms used above are as follows:


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

     . "Malfunction" means the failure of a device to meet any of its performance specifications or otherwise to perform as intended.

     . "Patient injury" mains a condition necessitating medical or surgical intervention to prevent permanent impairment of a body function or permanent damage to a body structure.

     . "Corrective action" includes, but may not be confined to, device recall, issue of advisory notice, additional surveillance, modification of devices in use, repair or adjustment of devices in use, inspection of devices, modification to future device design, components or manufacturing process and modification to labeling or instructions for use. Corrective action is any action other than routine maintenance or servicing of a device where such action is necessary to prevent recurrence of a reportable event (complaint).

     . "Recall" includes the return of a medical device to the Supplier, its modification by the supplier at the site of installation or its exchange or destruction in instances where there is risk of serious patient injury. A recall may be undertaken voluntarily or at the request of the FDA or competent authority.

4.3 If any Product is believed to have caused or contributed to a death, serious injury or any other potential adverse event resulting in a condition necessitating medical or surgical intervention to prevent permanent impairment of a body function or permanent damage to a body structure, Distributor shall immediately report the information to Supplier's regulatory department.

4.4 Supplier shall file all reports of adverse events with the relevant governmental agencies. Distributor will provide access by Supplier to all relevant records and information relating to adverse events. Supplier shall make all decisions relating to any recall, field correction or purchaser notification, after discussion with Distributor and evaluation of all relevant information.

Identification of incidents to be reported by Distributor and Supplier under the MDR system can be made as follows:


                             [GRAPH APPEARS HERE]

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

5.    SONIC INNOVATIONS COMPANY NAME AND BRANDING

5.1 Distributor may, provided that it complies in all respects with the terms of this Agreement, place on the Products the Sonic Innovations company name and appropriate trade name (e.g. NATURA, EXPRESS FIT, etc.).

6.    LIABILITY

6.1 Supplier shall not under any circumstances be liable for Products which do not carry the Sonic Innovations company name and trade name, or for Products that do not fully comply with Supplier's Manual, particularly regarding shell manufacturing. Distributor shall indemnify and hold Supplier harmless from and against any loss, damage or expense resulting under this Section 6.1

7.    SERIALIZATION

7.1 Distributor shall comply with Supplier's serial number format, unless there is written agreement between Supplier and Distributor that supports another format. Distributor shall forward to Supplier for review and acceptance a sample of its serial number format.

8.    TRACEABILITY

8.1 Distributor shall maintain Product records of traceability from faceplate to finished product to end-user. Traceability records shall be maintained for a period of not less than five years and Supplier shall have access to these records.

9.    LABELING; MANUALS

9.1 Distributor shall comply with all governmental and Supplier labeling requirement, including these included in the Manual.

10.   PRODUCTION RECORDS

10.1 All records pertaining to the production of Products shall be retained by Distributor for a period of no less than five years from the date of sale of the Products. These records shall include test results, statement of conformity, rework, production data and any other information required to insure traceability.

11.   TERMINATION

11.1 Upon termination of the Agreement for any reason whatsoever, Distributor shall (i) continue to retain all records for at least 5 years from the date of manufacture or sale of the Products and provide. Supplier with copies of records upon Supplier's reasonable request, and (ii) continue to maintain its post-marketing surveillance program referenced in Section 4.1 for a period of at least 5 years.

11.2 Supplier shall not be liable in any way for any Product sold by the Distributor following the termination of the Agreement

12.   ARBITRATION

12.1 If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. IF within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") by one (1) arbitrator in Seattle, Washington. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty
      (30) days of the completion of the arbitration. Such arbitration shall be concluded within nine (9) months following the filing of the initial request for arbitration. The parties hall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.


SIGNED FOR AND ON BEHALF OF                 SIGNED FOR AND ON BEHALF OF
Sonic Innovations, Inc.                     Hoya Healthcare Corporation
(SUPPLIER)                                  (DISTRIBUTOR)


By: /s/ Jorgen Heide                        By: /s/ Matsuo Horie
    ------------------------                    ----------------------------
Jorgen Heide, Vice President                Matsuo Horie
International and Licensing Division        Director and Sales Division Director

                                      -7-